EXHIBIT 8

Warner Norcross & Judd LLP
Attorneys at Law
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2487

Telephone (616) 752-2000
Fax (616) 752-2500

August 3, 2006

Valley Ridge Financial Corporation
450 West Muskegon
Kent City, Michigan 49330

ChoiceOne Financial Services, Inc.
109 East Division
P O Box 186
Sparta, Michigan 49345-0186

Ladies and Gentlemen:

                    You have requested our opinion regarding the federal income tax consequences of the proposed affiliation of Valley Ridge Financial Corporation ("Valley Ridge") with ChoiceOne Financial Services, Inc. ("ChoiceOne") through the proposed merger (the "Merger") of Valley Ridge into ChoiceOne under the terms of an Agreement and Plan of Merger dated as of April 25, 2006, (the "Merger Agreement"), between ChoiceOne and Valley Ridge. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

                    Valley Ridge will be merged into ChoiceOne under the laws of the state of Michigan in accordance with the Merger Agreement. In the Merger, all of the issued and outstanding shares of Valley Ridge Common Stock will be converted into shares of ChoiceOne Common Stock.

                    This opinion is based upon facts regarding the Merger as described in the Prospectus and Proxy Statement contained in the Registration Statement, and on the following assumptions:

          1.          The boards of directors of ChoiceOne and Valley Ridge believe that the affiliation of Valley Ridge and ChoiceOne will assist each corporation to be able to serve its customers and communities better and provide a broader array of products and services that will be more competitive with other financial services providers in Michigan.

          2.          The Merger will be consummated in accordance with the terms of the Merger Agreement and none of the material terms and conditions of the Merger Agreement will have been waived or modified and neither ChoiceOne nor Valley Ridge has any plan to waive or modify any such term or condition.

          3.          The fair market value of the ChoiceOne Common Stock to be received by each Valley Ridge shareholder will be approximately equal to the fair market value of the Valley Ridge Common Stock surrendered in the Merger.

          4.          Neither ChoiceOne nor any person related to ChoiceOne (as defined in Section 1.368-1(e)(3) of the Treasury Regulations (the "Regulations")) has any plan or intention to acquire or redeem any of the ChoiceOne Common Stock issued in the transaction, either directly or through any transaction, agreement or arrangement with any other person. Neither Valley Ridge nor any person related to Valley Ridge (within the meaning of Section 1.368-1(e)(3) of the Regulations without regard to Section 1.368-1(e)(3)(i)(A) of the Regulations) has acquired or redeemed any of the Valley Ridge Common Stock in connection with the Merger either directly or through any transaction, agreement or arrangement with any other person or made any distributions with respect to the Valley Ridge Common Stock (other than regular, normal dividends).

          5.          ChoiceOne has no plan or intention to sell or otherwise dispose of any of the assets of Valley Ridge acquired in the transaction, except for dispositions made in the ordinary course of business or

WARNER NORCROSS & JUDD LLP

Valley Ridge Financial Corporation
ChoiceOne Financial Services, Inc.
August 3, 2006

transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

          6.          The liabilities of Valley Ridge to be assumed by ChoiceOne and the liabilities to which the assets of Valley Ridge to be transferred are subject were incurred by Valley Ridge in the ordinary course of its business.

          7.          Following the Merger, ChoiceOne will continue the historic business of Valley Ridge or use a significant portion of Valley Ridge's historic business assets in a business.

          8.          Each of ChoiceOne, Valley Ridge, and the shareholders of Valley Ridge will pay their respective expenses, if any, incurred in connection with the transaction.

          9.          There is no intercorporate indebtedness existing between ChoiceOne and Valley Ridge that was issued, acquired, or will be settled at a discount.

          10.          No party to the transaction is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          11.          ChoiceOne does not own, nor has it owned during the past five years, any shares of the stock of Valley Ridge.

          12.          On the date of the transaction, the fair market value of the assets of Valley Ridge will exceed the sum of the liabilities assumed by ChoiceOne plus the amount of liabilities, if any, to which the assets are subject.

          13.          Valley Ridge is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          14.          None of the compensation received by any shareholder-employees of Valley Ridge will be separate consideration for or allocable to, any of their shares of Valley Ridge Common Stock; none of the shares of ChoiceOne Common Stock received by any shareholder-employees of Valley Ridge will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          15.          The payment of cash to Valley Ridge shareholders in lieu of fractional shares of ChoiceOne Common Stock will not be separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares.

          In rendering the opinion expressed herein, we have examined and relied upon such documents as we have deemed necessary or appropriate, including, without limitation, the Merger Agreement and the Registration Statement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies, facsimile copies, or electronic mail attachments faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will

WARNER NORCROSS & JUDD LLP

Valley Ridge Financial Corporation
ChoiceOne Financial Services, Inc.
August 3, 2006

be duly executed to the extent required, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

                    Based on the facts and assumptions set forth above, and subject to the limitations and conditions identified in this opinion, it is our opinion that the Merger of Valley Ridge with and into ChoiceOne would give rise to the following federal income tax consequences under the Code:

          1.          The Merger of Valley Ridge with and into ChoiceOne will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and ChoiceOne and Valley Ridge will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

          2.          The basis of the Valley Ridge assets in the hands of ChoiceOne will be the same as the basis of those assets in the hands of Valley Ridge immediately prior to the Merger.

          3.          No gain or loss will be recognized by ChoiceOne upon the receipt by ChoiceOne of the assets of Valley Ridge in exchange for the ChoiceOne Common Stock and the assumption by ChoiceOne of the liabilities of Valley Ridge.

          4.          The holding period of the assets of Valley Ridge in the hands of ChoiceOne will include the holding period during which such assets were held by Valley Ridge.

          5.          No gain or loss will be recognized by the shareholders of Valley Ridge upon receipt of ChoiceOne Common Stock in exchange for all of their shares of Valley Ridge Common Stock, except to the extent of any cash received in lieu of a fractional share of ChoiceOne Common Stock.

          6.          The basis of the ChoiceOne Common Stock (including fractional share interests) to be received by shareholders of Valley Ridge will, in each instance, be the same as the basis of the respective shares of Valley Ridge Common Stock surrendered in exchange therefor.

          7.          The holding period of the ChoiceOne Common Stock to be received by shareholders of Valley Ridge will, in each instance, include the period during which the Valley Ridge Common Stock surrendered in exchange therefor was held, provided that the Valley Ridge Common Stock was, in each instance, held as a capital asset in the hands of the shareholder of Valley Ridge at the Effective Time.

                    The opinion expressed herein is based upon our analysis of the Code, the U.S. Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service and judicial decisions as of the date hereof and represents our best legal judgment as to the matters addressed herein. Our opinion, however, is not binding on the Internal Revenue Service or the courts. Moreover, the authorities upon which our opinion is based are subject to change, possibly on a retroactive basis, and any such change could affect the opinion rendered herein.

                    Our opinion is based solely on the documents we have examined, the additional information we have obtained, the assumptions we have made and the representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of such assumptions or representations is, or later becomes, inaccurate. We assume no obligation to advise you of changes in law or facts or circumstances that come to our attention after the date hereof that could affect our opinion. Our opinion is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed herein, any other United States federal, state, local or foreign income, estate, gift, transfer, sales, use or other tax consequence that may result from the Merger or any other transaction.

WARNER NORCROSS & JUDD LLP

Valley Ridge Financial Corporation
ChoiceOne Financial Services, Inc.
August 3, 2006

                    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement. This opinion is rendered for the purposes of Item 21 of Form S-4 and Item 601 of Regulation S-K, may be relied upon only by you and the Commission and may not be used, quoted or referred to or filed for any other purpose without our prior written permission.
WARNER NORCROSS & JUDD LLP

By	/s/ Stephen R. Kretschman, a Partner
Stephen R. Kretschman, a Partner